As filed with the U.S. Securities and Exchange Commission on March 31, 2020

Registration No. 333‑

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S‑8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Legacy Housing Corporation

 (Exact name of registrant as specified in its charter)

Texas	20‑2897516
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1600 Airport Freeway, #100 Bedford, Texas	76022
(Address of Principal Executive Offices)	(Zip Code)

2018 Incentive Compensation Plan

 (Full title of the plan)

Neal J. Suit, Esq.

Executive Vice President and General Counsel

Legacy Housing Corporation

1600 Airport Freeway, #100

Bedford, Texas 76022

(Name and address of agent for service)

(817) 799‑4900

(Telephone number, including area code, of agent for service)

Copies of communications to:

Spencer G. Feldman, Esq.

Olshan Frome Wolosky LLP

1325 Avenue of the Americas, 15th Floor

New York, New York 10019

Tel: (212) 451‑2300; Fax: (212) 451‑2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer ◻	Accelerated filer ◻
Non-accelerated filer ☒
Smaller reporting company ☒
Emerging growth company ☒

If an emerging  growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ◻

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share: shares reserved for future issuance under the 2018 Incentive Compensation Plan	2,278,844	shares	$10.28	(2)	$23,426,516.32	$3,040.77
Common Stock, par value $0.001 per share: shares subject to outstanding stock options under the 2018 Incentive Compensation Plan	58,694	shares	$13.63	(3)	$799,999.22	$103.84
Total	2,337,538	shares	$10.36		$24,226,515.54	$3,144.61

(1)

This Registration Statement covers 2,340,474 shares of the Registrant’s common stock that may be offered or sold from time to time pursuant to the Registrant’s 2018  Incentive Compensation Plan.  This Registration Statement shall also cover any additional shares of common stock that become issuable under the Plan or by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s  common stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act of 1933, as amended.  The price per share is calculated on the basis of the average of the high and low prices of the Registrant’s  common stock as traded on The NASDAQ Capital Market on March 30, 2020, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(3)	The price per share represents the exercise price per share of the stock options granted pursuant to the Registrant’s 2018 Incentive Compensation Plan.

EXPLANATORY NOTE

This Registration Statement covers the maximum number of shares of the Registrant’s common stock that could be issued under its 2018 Incentive Compensation Plan.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S‑8 is omitted from this filing in accordance with the provisions of Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Note to Part I of Form S‑8.

The documents containing the information specified in Part I of Form S‑8 will be sent or given to participating employees as specified by Rule 428(b) of the Securities Act.  Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the SEC.  The following documents, which are on file with the SEC, are incorporated in this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10K for the year ended December 31, 2019‑.
(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the document referred to in (a) above.
(c)

The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8A (File No. 00138761), filed December 11, 2018, and all amendments and reports updating such description.‑‑

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6.Indemnification of Directors and Officers.

Our directors and officers are indemnified as provided by the Texas Business Organizations Code and our Bylaws.  We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.  We will then be governed by the court’s decision.

Our Certificate of Formation provides that, to the fullest extent permitted by the Texas Business Organizations Code, no director of the company will be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.Undertakings.

1.	Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Item 512(b) of Regulation S-K.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Item 512(h) of Regulation S-K.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

No.	Description

4.1

2018 Incentive Compensation Plan (included as Exhibit 10.1 to the Registrant’s Registration Statement on Form S1 (No. 333228288) filed with the SEC on November 9, 2018, and incorporated herein by reference).‑‑

5.1	Opinion of Olshan Frome Wolosky LLP, counsel to the Registrant.

23.1	Consent of Olshan Frome Wolosky LLP (included in the opinion filed as Exhibit 5.1).

23.2	Consent of BKD, LLP, independent registered public accounting firm.

23.3	Consent of Grant Thornton LLP, independent registered public accounting firm.

24.1	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, State of Texas, on this 31st day of March 2020.

LEGACY HOUSING CORPORATION

By:	/s/ Neal J. Suit
Neal J. Suit
Executive Vice President and General Counsel

POWER OF ATTORNEY

We, the undersigned officers and directors of Legacy Housing Corporation hereby severally constitute and appoint Curtis D. Hodgson and Neal J. Suit, and each of them (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Curtis D. Hodgson	Executive Chairman	March 31, 2020
Curtis D. Hodgson

/s/ Kenneth E. Shipley	President and Chief Executive	March 31, 2020
Kenneth E. Shipley	Officer (principal executive officer)

/s/ Cornelius (Cork) Van Den Handel	Chief Financial Officer	March 31, 2020
Cornelius (Cork) Van Den Handel

/s/ Jeffrey V. Burt	Chief Accounting Officer	March 31, 2020
Jeffrey V. Burt

/s/ Richard W. Florea	Director	March 31, 2020
Richard W. Florea

/s/ Stephen L. Crawford	Director	March 31, 2020
Stephen L. Crawford

/s/ John a. Isakson	Director	March 31, 2020
John A. Isakson